GUARANTY OF PAYMENT OF DEBT

               THIS GUARANTY OF PAYMENT OF DEBT (the "Guaranty") is made and issued by FOREST CITY ENTERPRISES, INC., an Ohio corporation (the "Guarantor"), this 25th day of July, 1994, in order to induce the Banks (as hereinafter defined) and SOCIETY NATIONAL BANK, as agent for the Banks (the "Agent"), to enter into, and lend money pursuant to a certain Credit Agreement of even date herewith (said Credit Agreement as it may be from time to time amended, restated, or modified being herein called the "Agreement"), by and among the Banks, the Agent, and FOREST CITY RENTAL PROPERTIES CORPORATION, a subsidiary of the Guarantor (the "Borrower").

               1. DEFINITIONS. As used in this Guaranty, the following terms shall have the following meanings:

               1.1. "Banks" shall mean COMERICA BANK, FIRST NATIONAL BANK OF OHIO, THE HUNTINGTON NATIONAL BANK, SOCIETY NATIONAL BANK, NATIONAL CITY BANK, any other bank(s) that may become parties to the Agreement, and all successors and assigns of any such bank; and "Bank" shall mean any one of the foregoing;

               1.2. "Cash Flow" shall mean the consolidated net earnings (loss) of Guarantor and Borrower excluding the gain on disposition of properties and the provision for decline in real estate, before deducting the noncash charges from rental properties for depreciation and amortization, deferred income taxes and accrued interest on mortgage notes of a rental property which is not payable until future years;

               1.3. "Collateral" shall mean, collectively, all property, if any, securing the debt or any part thereof at the time in question;

               1.4.  "Company" shall mean Guarantor and/or a
Subsidiary of Guarantor;

               1.5. "Controlled Group" shall mean a controlled group of corporations as defined in Section 1563 of the Internal
Revenue Code of 1986, as may be amended from time to time, of which Guarantor or any Subsidiary is a part;

               1.6. "Debt" shall mean, collectively, (a) all indebtedness now owing or hereafter incurred by Borrower to the Agent and/or the Banks arising under or in connection with the Agreement, whether pursuant to commitment or otherwise, and including, without limitation, the principal amount of all Loans made pursuant to the Agreement, all interest thereon determined as provided in the Agreement, all fees provided to be paid by the Borrower to the Banks and/or the Agent pursuant to the Agreement, and all liabilities in respect of letters of credit issued by the Agent and/or any of the Banks for the account of the Borrower (but not including indebtedness held by any Bank arising and outstanding under any transaction or document referred to in Sections 6.06, 7.16 (other than that referred to in subclause (i) thereof), and/or 7.19 of the Agreement), (b) each renewal, extension, consolidation, or refinancing of any such indebtedness in whole or in part, and (c) all interest from time to time accruing on any of the foregoing indebtedness;

               1.7. "Dividends" shall include all dividends (other than dividends payable only in capital stock of any Company) declared and/or paid, capital return and other distributions of any kind made on any share of capital stock outstanding at the time;

               1.8. "Environmental Laws" means all provisions of law, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or by any state or municipality thereof or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning health, safety and protection of, or regulation of the discharge of substances into, the environment;

               1.9. "Event of Default" shall have the meaning set forth in Section 10 hereof.

               1.10.  "Funded Indebtedness" shall mean
indebtedness (including any renewal or extension in whole or in part) which by its terms matures or remains unpaid more than twelve (12) months after the date on which originally incurred;

               1.11. "Net Earnings" shall mean Guarantor's net earnings, as determined separately for each fiscal year, after taxes, upon a consolidated basis (after deducting minority interests) and in accordance with generally accepted accounting principles consistently applied;

               1.12. "Net Losses" shall mean Guarantor's net losses, as determined separately for each fiscal year, after taxes, upon a consolidated basis (after deducting minority interests) in accordance with generally accepted accounting principles consistently applied;

               1.13.  "Net Worth" shall mean, (a) as to any
Subsidiary, the excess of the net book value of such Subsidiary's assets (other than patents, treasury stock, goodwill and similar intangibles but including unamortized mortgage and lease costs) over all of its liabilities (other than liabilities to any other Company), such excess being determined in accordance with generally accepted accounting principles applied on a basis consistent with Guarantor's present accounting procedures, and
(b) as to Guarantor the excess of the net book value (after deducting all applicable reserves and deducting any value attributable to the re-appraisal or write-up of any asset) of Guarantor's assets (other than patents, good will, treasury stock and similar intangibles but including unamortized mortgage and lease costs) over all of its liabilities as determined on an accrued and consolidated and consolidating basis and in accordance with generally accepted accounting principles not inconsistent with Borrower's present accounting principles consistently applied;

               1.14. "Obligor" shall mean any person or entity who, or any of whose property, is or shall be obligated on the Debt or any part thereof in any manner and includes, without limiting the generality of the foregoing, Borrower, Guarantor, and any co-maker, endorser, other guarantor of payment, subordinating creditor, assignor, grantor of a security interest, pledgor, mortgagor, or hypothecator of property, if any;

               1.15. "Plan" shall mean any employee pension benefit plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended, established or maintained by Guarantor, any Subsidiary, or any member of the Controlled Group, or any such Plan to which Guarantor, any Subsidiary, or any member of the Controlled Group is required to contribute on behalf of its employees;

               1.16. "Possible Default" shall mean an event or condition which constitutes, or which, with the lapse of any applicable grace period or the giving of notice or both would constitute, any Event of Default referred to in Section 10 hereof and which has not been appropriately waived by the Banks in writing or fully corrected prior to becoming an actual event of default.

               1.17. "Receivable" shall mean a claim for moneys due or to become due, whether classified as a contract right, account, chattel paper, instrument, general intangible or otherwise;

               1.18. "Reportable Event" shall mean a reportable event as that term is defined in Title IV of the Employee Retirement Income Security Act of 1974, as amended, except a reportable event not subject to the provisions for thirty day notice to the Pension Benefit Guaranty Corporation and actions of general applicability by the Secretary of Labor under Section 110 of such Act;

               1.19. "Restricted Company" shall mean Guarantor or a Restricted Subsidiary;

               1.20.  "Restricted Subsidiary" shall mean any
Subsidiary of Guarantor other than (a) Borrower and (b) any Subsidiary of Borrower;

               1.21. "Subsidiary" shall mean an existing or future corporation, general partnership, limited partnership, or other entity (a) the majority of the outstanding capital stock or partnership interests, as the case may be, or voting power, or both, of which is (or upon the exercise of all outstanding warrants, options and other rights would be) owned at the time in question by Guarantor or by another such corporation, general partnership, limited partnership or other entity or by any combination of Borrower and any or one more such corporations, general partnerships, limited partnerships, or other entities and/or (b) managed by Guarantor or any corporation, general partnership, limited partnership or other entity within the terms of subclause (a).

               1.22.  All capitalized terms used herein not
herein defined that are defined in the Agreement shall have the respective meanings ascribed to them in the Agreement.

               2. ACKNOWLEDGEMENTS, CONSIDERATION. Guarantor desires that the Agent and the Banks grant Borrower the loan(s), credit, and financial accommodations provided for under the Agreement.The Agreement provides, on and subject to certain conditions therein set forth, for Term Loans and Revolving Loans by the Banks to the Borrower up to an aggregate maximum principal amount of $140,000,000. There exists and will hereafter exist economic and business relationships between the Guarantor and the Borrower which will be of benefit to the Guarantor. Guarantor finds it to be in the direct business and economic interest of Guarantor that Borrower obtain the loans, credit, and financial accommodations from the Agent and the Banks provided for in the Agreement. Guarantor understands that the Agent and the Banks are willing to grant the loans, credit, and financial accommodations to Borrower provided for in the Agreement only upon certain terms and conditions, one of which is that the Guarantor unconditionally guarantee the payment of the Debt, and this instrument is being executed and delivered by Guarantor to satisfy that condition and in consideration of the Agent and the Banks entering into the Agreement.

               3.  GUARANTY.  Guarantor hereby absolutely,
irrevocably, and unconditionally guarantees: (a) the punctual and full payment of all and every portion of the Debt when due, by acceleration or otherwise, whether now owing or hereafter arising, (b) the prompt observance and performance by the Borrower of each and all of Borrower's covenants, undertakings, obligations, and agreements set forth in the Agreement, the Notes, and/or any other instruments evidencing or pertaining thereto, and (c) the prompt payment of all expenses and costs, including reasonable attorneys' fees, incurred by or for the account of the Agent and/or the Banks in connection with any action to enforce payment or collection of the Debt from the Borrower and/or the Guarantor, or to prepare any amendments, restatements, or modifications of the Agreement, the Notes, and/or this Guaranty. If the Debt or any part thereof shall not be paid in full punctually when due and payable, Agent and/or the Banks in each case shall have the right to proceed directly against Guarantor under this Guaranty regardless of whether or not Agent and/or the Banks shall have theretofore proceeded or shall then be proceeding against Borrower or any other Obligor or Collateral, if any, or any of the foregoing, it being understood that Agent and/or the Banks in their sole discretion may proceed or not proceed against the Borrower, the Obligors, and/or any Collateral, and may exercise or not exercise each right, power, or privilege that the Agent and/or the Banks may at any time have, either simultaneously or separately and, in any event, at such time or times and as often and in such order as the Agent and/or the Banks in their sole discretion, may from time to time deem expedient, all without affecting the obligations of the Guarantor hereunder or the right of the Agent and/or the Banks to demand and/or enforce performance by Guarantor of Guarantor's obligations hereunder.

               4. REINSTATEMENT. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if any amount paid by or on behalf of the Borrower to the Agent or the Banks on or in respect of the Debt is rescinded, restored, or returned in connection with the insolvency, bankruptcy, dissolution, liquidation, or reorganization of the Borrower or any other Obligor, or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Obligor, or any part of the property of the Borrower or any other Obligor, or otherwise, all as though such payment has not been made.

               5.  WAIVERS.  Guarantor waives any and all
contractual, legal, and/or equitable rights of subrogation, contribution, exoneration, indemnity, and/or reimbursement from or against Borrower or any Obligor with respect to the Debt and/or any payments made by Guarantor on account of this Guaranty.

               6. ADDITIONAL AGREEMENTS. Regardless of the duration of time, regardless of whether Borrower may from time to time cease to be indebted to the Banks, and irrespective of any act, omission, or course of dealing whatever on the part of the Agent and/or the Banks, Guarantor's liabilities and other obligations under this Guaranty shall remain in full force and effect until the full and final payment of all of the Debt. Without limiting the generality of the foregoing:

               6.1. The obligations of the Guarantor hereunder shall not be released, discharged, or in any way affected, nor shall the Guarantor have any rights or recourse against the Agent or the Banks by reason of: (a) any action the Agent or the Banks may take or omit to take, or (b) any defense raised or asserted by the Borrower against enforcement of the Agreement or the Notes, or any challenge to the sufficiency or enforceability of the Agreement, any of the Notes, or this Guaranty.

               6.2. The obligations of the Guarantor under this Guaranty shall be satisfied strictly in accordance with the terms of this Guaranty, under all circumstances whatsoever, including, without limitation, the existence of any claim, setoff, defense or right which the Guarantor or the Borrower may have at any time against the Agent or the Banks or any other person or entity, whether in connection with this Guaranty, the Agreement, the Notes, or the transactions contemplated hereby or any unrelated transaction.

               6.3. Banks shall at no time be under any duty to Guarantor to grant any loans, credit, or financial accommodation to Borrower, irrespective of any duty or commitment of Banks to Borrower, or to follow or direct the application of the proceeds of any such loans, credit, or financial accommodation;

               6.4. Guarantor waives (a) notice of the granting of any loan to Borrower or the incurring of any other indebtedness, including. but not limited to the creation of the Debt, by Borrower or the terms and conditions thereof,
(b) presentment, notice of nonpayment, demand for payment, protest, notice of protest, and notice of dishonor of the Notes or any other indebtedness incurred by Borrower to Banks,
(c) notice of any indulgence granted to any Obligor, (d) notice of the Banks' acceptance of this Guaranty, and (d) any other notice to which Guarantor might, but for the within waiver, be entitled;

               6.5. The Agent and/or the Banks in their sole discretion may, without prejudice to their rights under this Guaranty, at any time or times (a) grant Borrower whatever loans, credit, or financial accommodations that Banks, or any thereof, may from time to time deem advisable, even if Borrower might be in default and even if those loans, credit or financial accommodations might not constitute Debt the payment of which is guaranteed hereunder, (b) assent to any renewal, extension, consolidation, or refinancing of the Debt or any part thereof,
(c) forbear from demanding security, if the Agent and/or the Banks shall have the right to do so, (d) release any Obligor or Collateral or assent to any exchange of Collateral, if any, irrespective of the consideration, if any, received therefor,
(e) grant any waiver or consent or forbear from exercising any right, power or privilege that the Agent and/or the Banks may have or acquire, (f) assent to any amendment, deletion, addition, supplement, or other modification in, to, or of any writing evidencing or securing any Debt or pursuant to which any Debt is created, (g) grant any other indulgence to any Obligor,
(h) accept any Collateral for or other Obligors upon the Debt or any part thereof, and (i) fail, neglect or omit in any way to realize upon any Collateral or to protect the Debt or any part thereof or any Collateral therefor;

               6.6.  Guarantor's liabilities and other
obligations under this Guaranty shall survive any merger, consolidation, or dissolution of Guarantor;

               6.7.  Guarantor's liabilities and other
obligations under this Guaranty shall be absolute and unconditional irrespective of any lack of validity or enforceability of any agreement, instrument, or document evidencing the Debt or related thereto, or any other defense available to Guarantor in respect of this Guaranty.

               7. REPRESENTATIONS AND WARRANTIES. The Guarantor represents and warrants that (a) it is a duly organized and validly existing corporation under the laws of the State of Ohio,
(b) the execution, delivery, and performance of this Guaranty been duly authorized by all necessary corporate action, (c) there is no prohibition in either its Articles of Incorporation, Code or Regulations, or in any agreement, instrument, judgment, decree or order to which it is a party which in any way restricts or prohibits the execution, delivery, and performance of this Guaranty in any respect, and (d) this Guaranty has been duly executed and delivered by the Guarantor and is a valid and binding obligation of the Guarantor enforceable against Guarantor in accordance with its terms.

               The Guarantor further represents and warrants that this Guaranty is made in furtherance of the purposes for which the Guarantor was incorporated and is necessary to promote and further the business of the Guarantor and that the assumption by the Guarantor of its obligations hereunder will result in direct financial benefits to the Guarantor.

               This Guaranty is not made in connection with any consumer loan or consumer transaction.

               Guarantor represents and warrants that
(a) Guarantor has received consideration which is the reasonable equivalent value of the obligations and liabilities that Guarantor has incurred to the Agent and/or the Banks,
(b) Guarantor is not insolvent as defined in any applicable state or federal statute, nor will Guarantor be rendered insolvent by the execution and delivery of this Guaranty to the Agent and the Banks, (c) Guarantor is not engaged or about to engage in any business or transaction for which the assets retained by Guarantor shall be an unreasonably small capital, taking into consideration the obligations to the Agent and the Banks incurred hereunder, and (d) Guarantor does not intend to, nor does Guarantor believe, that Guarantor will incur debts beyond Guarantor's ability to pay as they become due.

               8. NOTICES. The Agent and/or the Banks shall be deemed to have knowledge or to have received notice of any event, condition or thing only if the Agent and/or the Banks shall have received written notice thereof as provided in the Agreement. A written notice shall be deemed to have been duly given to Guarantor whenever a writing to that effect shall have been sent by registered or certified mail to Guarantor at the address set forth opposite Guarantor's signature below (or to such other address of Guarantor as Guarantor may hereafter furnish to Banks in writing for such purpose), but no other method of giving notice to or making a request of Guarantor is hereby precluded.

               9. COVENANTS. Guarantor hereby agrees to perform and observe and to cause each Subsidiary to perform and observe, all of the following covenants and agreements:

               9.1.  INSURANCE.  Each Company will:

               (a)  insure itself and all of its insurable
     properties to such extent, by such insurers, and against such hazards and liabilities as is generally done by businesses similarly situated, it being understood that Guarantor has obtained a fidelity bond for such of its employees as handle funds belonging to Borrower or Guarantor,

               (b) give the Agent prompt written notice of any material reduction or adverse change in that Company's insurance coverage, and

               (c) forthwith upon any Bank's or the Agent's written request, furnish to each Bank and the Agent such information in writing about that Company's insurance as any Bank may from time to time reasonably request.

               9.2. MONEY OBLIGATIONS. Each Company will pay in full:

               (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings diligently pursued and taxes and assessments on inconsequential parcels of vacant land, the nonpayment of which does not materially adversely affect the financial condition of Guarantor) for which it may be or become liable or to which any or all of its properties may be or become subject,

               (b) all of its wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C.
     Section 206-207) or any comparable provisions, and

               (c) all of its other obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings diligently pursued) before such payment becomes overdue.

               9.3.  RECORDS.  Each Company will:

               (a) at all times maintain true and complete records and books of account and, without limiting the generality of the foregoing, maintain appropriate reserves for possible losses and liabilities, all in accordance with generally accepted accounting principles applied on a basis not inconsistent with its present accounting procedures, and

               (b) at all reasonable times permit each Bank to examine that Company's books and records and to make excerpts therefrom and transcripts thereof.

               9.4. FRANCHISES. Each Company will preserve and maintain at all times its corporate existence, rights and franchises; provided that this Section shall not apply to (a) any merger of a Subsidiary into Guarantor or into another Subsidiary, or (b) any consolidation of a Subsidiary with another Subsidiary.

               9.5. NOTICE. Guarantor will cause its Chief Financial Officer, or in his or her absence another officer designated by the Chief Financial Officer, to promptly notify the Banks whenever (a) any Event of Default or Possible Default may occur hereunder or any representation or warranty made herein may for any reason cease in any material respect to be true and complete and/or (b) any Restricted Subsidiary shall (i) be in default of any material (either with respect to the Subsidiary or the Guarantor) obligation for payment of borrowed money, or, to the knowledge of Guarantor, any material obligations in respect of guarantees, taxes, and/or indebtedness for goods or services purchased by, or other contractual obligations of, such Subsidiary and/or (ii) not, to the knowledge of Guarantor, be in compliance with any law, order, rule, judgments, ordinance, regulation, license, franchise, lease, or other agreement that has or could reasonably be expected to have a material adverse effect on the business, operations, property, or financial condition of the Subsidiary, and/or (iii) Guarantor and/or the Subsidiary shall have received or have knowledge of any actual, pending, or threatened claim, notice, litigation, citation, proceeding, or demand relating to any matter(s) described in subclauses (i) and (ii) of this Section.



               9.6. ERISA COMPLIANCE. No Company will incur any material accumulated funding deficiency within the meaning of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder, or any material liability to the Pension Benefit Guaranty Corporation, established thereunder in connection with any Plan. Each Company will furnish (i) as soon as possible and in any event within thirty (30) days after such Company knows or has reason to know that any Reportable Event with respect to any Plan has occurred, a statement of the chief financial officer of such Company setting forth details as to such Reportable Event and the action which such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation if a copy of such notice is available to such Company, (ii) promptly after the filing thereof with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual report with respect to each Plan established or maintained by such Company for each plan year, including (x) where required by law, a statement of assets and liabilities of such Plan as of the end of such plan year and statements of changes in fund balance and in financial position, or a statement of changes in net assets available for plan benefits, for such plan year, certified by an independent public accountant satisfactory to the Banks and
(y) an actuarial statement of such Plan applicable to such plan year, certified by an enrolled actuary of recognized standing acceptable to the Banks, and (iii) promptly after receipt thereof a copy of any notice such Company, any Subsidiary or and member of the Controlled Group may receive from the Pension Benefit Guaranty Corporation Group may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any Plan administered by such Company; provided, that this latter clause shall not apply to notices of general application promulgated by the Pension Benefit Guaranty Corporation or the Internal Revenue Service. As used in this Section "material" means the measure of a matter of significance which shall be determined as being an amount equal to five per cent (5%) of each Company's Net Worth.

               9.7.  FINANCIAL STATEMENTS.  Guarantor will
furnish to each Bank:

                (a) within sixty (60) days after the end of each quarter-annual period of each fiscal year of Guarantor, a copy of Guarantor's Form 10-Q quarterly report filed by Guarantor with the Securities Exchange Commission,

               (b) within sixty (60) days after the end of each of the first three quarter-annual fiscal periods of each fiscal year of Guarantor, balance sheets of the Companies as at the end of that period and the profit and loss and reconciliation of surplus statements for that period, all prepared on a consolidating and consolidated basis and otherwise in form and detail satisfactory to the Banks and certified by an officer of Guarantor, together with (i) a certificate of the Chief Financial Officer of Guarantor (x) specifying the nature and period of existence of each Event of Default and/or Possible Default, if any, and the action taken, being taken, or proposed to be taken by the Guarantor in respect thereof, or if none, so stating and (y) certifying that the representations and warranties of the Guarantor set forth herein are true and correct as of the date of such certificate, or, if not, all respects in which they are not, and (ii) a covenant compliance worksheet in the form and substance of Schedule 9.70 hereof completed with respect to the Net Worth of the Guarantor as of the end of such fiscal quarterly period,

               (c) within one hundred twenty (120) days after the close of each fiscal year of Guarantor, (i) a complete annual audit report of the Companies prepared on a consolidated basis and certified by an independent public accountant satisfactory to the Banks, and (ii) a complete unaudited annual report of the Companies prepared on a consolidating basis, both in form and detail consistent with past practice satisfactory to the Banks, together with (x) a certificate of the Chief Financial Officer of Guarantor (1) specifying the nature and period of existence of each Event of Default and/or Possible Default, if any, and the action taken, being taken or proposed to be taken by Guarantor in respect thereof or, if none, so stating and (2) certifying that the representations and warranties of the Guarantor set forth herein are true and correct as of the date of such certificate, or, if not, all respects in which they are not, and (iii) a fully completed covenant compliance worksheet in the form and substance of Schedule 9.7 hereof relating to such fiscal year,

               (d) concurrently with furnishing any semi-annual financial statement or audit report pursuant to this Section, a certificate by Charles A. Ratner, Albert Ratner, Samuel H. Miller, or Thomas G. Smith stating whether any Company has made any guaranty or incurred any indebtedness referred to in Section 9.10(d) or Section 9.12(g) hereof or in Section 7.16(iv) or Section 7.19(vii) of the Agreement, and, if so, the details thereof,

               (e) as soon as available, copies of all notices, reports, proxy statements and other similar documents sent by Guarantor to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they be issued, to any securities exchange or to the Securities Exchange Commission or any similar federal agency having regulatory jurisdiction over the issuance of Guarantor's securities, and

               (f) forthwith upon any Bank's written request such other information of any Company's financial condition and business.

               9.8. CASH FLOW. Borrower and Guarantor will not suffer or permit their Cash Flow at any time to fall below the sum of (a) Sixty Million Dollars ($60,000,000), plus (b) the cumulative sum of amounts equal to fifty percent (50%) of the amount, if any, by which their Cash Flow in each fiscal year (commencing with their 1994 fiscal year) exceeds their Cash Flow in the immediately preceding fiscal year.

               9.9. COMBINATIONS, BULK TRANSFERS. No Restricted Company will be a party to any consolidation or merger or lease, sell or otherwise transfer all or any substantial part of its assets, or sell, pledge, hypothecate, or transfer its stock or other interests in any Subsidiary; provided, that this Section shall not apply to any transfer effected in the normal course of business on commercially reasonable terms.

               9.10. BORROWINGS. No Restricted Company will create, assume or suffer to exist any indebtedness for borrowed money or any Funded Indebtedness of any kind including, but not limited to, leases required to be capitalized under Financial Accounting Standards Board Standard No. 13; provided, that this Section shall not apply to:

               (a) any loan obtained by Forest City Trading Group, Inc., formerly known as American International Forest Products, Inc. (or any of its wholly-owned subsidiaries) from any lender other than the Companies,

               (b)  any loan obtained from Guarantor by any
     Restricted Subsidiary and, in the ordinary course of business by Forest City Trading Group, Inc. (or any of its wholly-owned subsidiaries),

               (c)  any real estate loan heretofore or
     hereafter obtained or guaranteed by Guarantor for the purpose of financing any building to be used only for the business of Guarantor and its Subsidiaries, provided that no such loan shall exceed eighty per cent (80%) of the lender's appraisal of the real estate being financed,

               (d) any loan that is obtained or guaranteed by Guarantor, provided that Guarantor's aggregate personal liability in respect of all such loans (other than any loan obtained by Guarantor and permitted by any other clause of this Section) and in respect of all guaranteed loans referred to in clause (f) of
     Section 9.13 hereof, does not then exceed, and after incurring the indebtedness in question would not exceed, One Million Five Hundred Thousand Dollars ($1,500,000),

               (e)  leases required to be capitalized under
     Financial Accounting Standards Board Standard No. 13 in the aggregate amount for all Restricted Subsidiaries of Three Million Dollars ($3,000,000), or

               (f)  any indebtedness created in the course
     of purchasing or developing real estate or financing construction or other improvements thereon or purchasing furniture, fixtures or other equipment therefor or any other indebtedness of any Restricted Company for borrowed money or any refinancings thereof, provided that no Restricted Company (other than a Restricted Company whose sole assets consist of contiguous parcels of land which are being purchased or developed with such financing, the improvements, if any, thereon, furniture, fixtures and other equipment used in connection therewith, receivables incurred by tenants in connection therewith and the proceeds of such receivables and other property directly obtained from the ownership of such assets) shall have any personal liability for such indebtedness, the creditors' recourse being solely to the property being pledged as collateral for such indebtedness and the income therefrom.

               9.11.  LIENS.  No Restricted Company will:

               (a) sell or otherwise transfer any Receivables other than in the ordinary course of business,

               (b) acquire any property subject to any land contract, conditional sale contract, or other title retention contract, or

               (c) suffer or permit any property now owned or hereafter acquired by it or to be or become encumbered by any mortgage, security interest, financing statement, encumbrance, or lien of any kind or nature;

provided, that this Section shall not apply to:

               (i)  any lien for a tax, assessment or other
     governmental charge or levy so long as the payment thereof is not required by Section 9.2(a) hereof,

               (ii)  any lien securing only workmen's
     compensation, unemployment insurance or similar obligations,

               (iii)  any mechanic's, warehousemen's,
     carrier's or similar common law or statutory lien incurred in the normal course of business,

               (iv)  any judgment lien against a Subsidiary
     having a Net Worth of One Hundred Fifty Thousand
     Dollars ($150,000) or less,

               (v)  any mortgage, security interest, or
     other lien encumbering property of any Restricted
     Subsidiary for the purpose of securing any indebtedness owing by only that Subsidiary,

               (vi)  any mortgage, security interest, or
     other lien encumbering property of Guarantor and securing any indebtedness or liability of Guarantor permitted by clause (c) of Section 9.10 or by
     Section 9.12 hereof,

               (vii)  any transfer made in the normal course
     of business by Forest City Trading Group, Inc. (or any of its wholly-owned subsidiaries), or

               (viii)  any financing statement perfecting a
     security interest permitted by this Section 9.11,

               9.12. GUARANTEES. No Restricted Company will be or become a guarantor of any kind; provided, that this Section shall not apply to:

               (a)  any endorsement of a check or other
     medium of payment for deposit or collection through normal banking channels or any similar transaction in the normal course of business,

               (b)  any indemnity or guaranty of a surety
     bond for the performance by some customer of a Restricted Company of the customer's obligations under a land development contract,

               (c)  any guaranty by Guarantor of a real
     estate loan permitted by clause (c) of Section 9.10,

               (d)  any guarantee of the completion of a
     real estate building project, if Guarantor or any Company is the developer of the project or has a property interest in the project,

               (e)  the guaranty by Guarantor set forth in
     Section 3 hereof,

               (f)  any other guaranty by Guarantor,
     provided that Guarantor's aggregate personal liability in respect of all those other guarantees and all indebtedness for borrowed money (other than any loan permitted by clauses (a) through (c), both inclusive, of Section 9.10 hereof) does not exceed, and after making the guaranty in question would not exceed, One
     Million Five Hundred Thousand Dollars ($1,500,000),

               (g) any guarantee by Guarantor of letters of credit issued on or after the first anniversary of the Closing Date by any banking institution on behalf of Forest City Residential Development, Inc. or Borrower, or any obligation of Guarantor as an applicant under standby letters of credit so long as (i) the aggregate amount of all such outstanding guarantees, plus
     (ii) the aggregate face amount of all such outstanding letters of credit issued on behalf of Guarantor, plus
     (iii) the aggregate face amount of all such outstanding letters of credit issued on behalf of or guaranteed by Borrower, plus (iv) the aggregate face amount of all letters of credit permitted under clause (i) of this Section does not exceed Ten Million Dollars ($10,000,000),

               (h) obligations of Guarantor as in effect on the Closing Date after giving effect to the transactions contemplated under Section 6.06 of the Agreement in respect of guarantees of debt service, payment of taxes, and/or availability of Regional Transit Authority easements relating to the Ritz Carlton Project and the Post Office Building Plaza, or

               (i) any guarantee by Guarantor of the equity investment of performance of a Subsidiary (other than any obligations of such Subsidiary incurred for borrowed money) in connection with a real estate project in favor of a partner or partnership in which such Subsidiary is a general partner, when Guarantor deems it to be in its best interest not to be a partner or have a direct interest in the partnership.

               9.13.  REDEMPTIONS, PREPAYMENTS, AND DIVIDENDS.

               (a)  No Company will directly or indirectly
     purchase, acquire, redeem or retire any shares of its capital stock at any time outstanding or set aside funds for any such purpose;

               (b) No Company will directly or indirectly pay any principal of, make sinking fund payments in respect of or purchase any Funded Indebtedness now or hereafter owing by Guarantor other than any principal payment, sinking fund payment or purchase the omission of which would (or with the giving of notice or the lapse of any applicable grace period or both) accelerate, or give any one the right to accelerate, the maturity of such Funded Indebtedness in accordance with the original terms thereof;

               (c) Guarantor will not directly or indirectly declare or pay any Dividends, except that, so long as no Event of Default shall have occurred and be continuing hereunder and no Event of Default shall have occurred and be continuing under the Agreement, Guarantor may pay Dividends in aggregate amounts not exceeding Five Million Dollars ($5,000,000) during the first year following the execution of the Agreement, Seven Million Five Hundred Thousand Dollars ($7,500,000) during the second year following the execution of the Agreement, and Ten Million Dollars ($10,000,000) in any yearly period measured by anniversary dates of the date of the Agreement thereafter. If the aggregate amount of Dividends paid by the Guarantor in any such year is less than the maximum amount permitted for that year, the difference between the amount actually paid and the maximum amount permitted for that year may be carried over to the next year; provided, however, that in no event shall payments of Dividends by the Guarantor exceed Ten Million Dollars ($10,000,000) in any such year.

               9.14.  NET WORTH; ADJUSTED NET WORTH.

               (a) Guarantor will not suffer or permit its Net Worth (determined on a consolidated basis) at any time to fall below One Hundred Twenty Million Dollars ($120,000,000) increased on a cumulative basis by twenty-five per cent (25%) of Borrower's Net Earnings (before Dividends) in each fiscal year beginning after January 31, 1994.

               (b) Guarantor will not suffer or permit its Net Worth (determined on a consolidated basis) plus Guarantor's accumulated depreciation, plus deferred taxes, at any time to fall below Four Hundred Million Dollars ($400,000,000).

               9.15. ENVIRONMENTAL COMPLIANCE. Guarantor will comply with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which Guarantor or any Restricted Subsidiary owns property, operates, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. Guarantor will furnish to the Banks promptly after receipt thereof a copy of any notice Guarantor or any Restricted Subsidiary may receive from any governmental authority, private person or entity or otherwise that any litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against Guarantor or such Restricted Subsidiary, any real property in which Guarantor or such Restricted Subsidiary holds any interest or any past or present operation of Guarantor or such Restricted Subsidiary. Guarantor will not knowingly allow the storage, release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which Guarantor holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise. Guarantor shall defend, indemnify and hold the Banks harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys fees) arising out of or resulting from the noncompliance of Guarantor or any Restricted Subsidiary with any Environmental Law, provided that, so long as and to the extent that the Banks are not required to make any payment or suffer to exist any unsatisfied judgment, order, or assessment against them, the Borrower may pursue rights of appeal to comply with such Environmental Laws. In any case of noncompliance with any Environmental Law by a Restricted Subsidiary, the Banks' recourse for such indemnity herein shall be limited solely to the property of the Restricted Subsidiary holding title to the property involved in such noncompliance and such recovery shall not be a lien, or a basis of a claim of lien or levy of execution, against either Guarantor's general assets or the general assets of any of its other Restricted Subsidiaries.

               9.16. PLAN. Neither Guarantor nor any Restricted Subsidiary will suffer or permit any Plan to be amended if, as a result of such amendment, the current liability under the Plan is increased to such an extent that security is required pursuant to
Section 307 of the Employee Retirement Income Security Act of 1974, as amended from time to time. As used herein, "current liability" means current liability as defined in Section 307 of such Act.

               10. DEFAULT; REMEDIES. The Guarantor shall be in default hereunder in the event that any of the following (an
"Event of Default") shall occur or exist:

               (a) Any representation or warranty made by the Guarantor, or any of its officers, herein, or in any written statement or certificate furnished at any time in connection herewith, shall prove untrue in any material respect as of the date it was made, or

               (b) The Guarantor shall fail to observe, perform, or comply with any obligation, covenant, agreement, or undertaking of Guarantor set forth in Sections 3, 9.5, 9.8,
     9.13 and/or 9.14 hereof, or

               (c) The Guarantor shall fail to observe, perform, or comply with any obligation, covenant, agreement, or undertaking of Guarantor set forth in any section or provision hereof other than those identified specifically in subsection (b) above and Guarantor shall not have corrected such failure within thirty (30) days after the giving of written notice thereof to Guarantor by Agent or any Bank that the specified failure is to be corrected, or

               (d) Guarantor and/or any Restricted Subsidiary defaults in any payment of principal or interest due and owing upon any obligation for borrowed money or, in the case of the Guarantor, in the payment or performance of any obligation permitted to be outstanding or incurred pursuant to Sections 9.10 and/or 9.12 hereof, beyond any period of grace provided with respect thereto or in the performance of any other agreement, term or condition contained in any agreement under which any such obligation is created, if the effect of such default is to accelerate the maturity of the related indebtedness or to permit the holder thereof to cause such indebtedness to become due prior to its stated maturity or foreclose on any lien on property of Guarantor securing the same, except that defaults in payment or performance of non-recourse obligations of Guarantor or any Restricted Subsidiary shall not constitute Events of Default under this Section 10(d) unless such defaults have, or individually or in the aggregate, a material adverse effect on the business or financial condition of Guarantor. or

               (e)  (I) any Restricted Subsidiary shall (a)
     generally not pay its debts as such debts become due, or (b) make a general assignment for the benefit of creditors, or
     (c) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of itself or all or a substantial part of its assets, or (d) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, or (e) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, or
     (f) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order, entered by a court of competent jurisdiction, which approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of itself or of all or a substantial part of its assets, or
     (g) take or omit to take any other action in order thereby to effect any of the foregoing or (h) fail to pay and discharge all lawful taxes, assessments, and governmental charges or levies imposed upon it or its income, profits, or properties, and/or all lawful claims for labor, materials, and supplies, which, if unpaid, might become a lien or charge against such properties, in all cases before the same shall become in default, or (i) fail to comply with any and all Environmental Laws applicable to such Domestic Subsidiary, its properties, or activities, or (j) fail to observe, perform, or fulfill any of its obligations, covenants or conditions contained in any evidence of indebtedness or other contract, decree, order, judgment, or instrument to which such Domestic Subsidiary is a party or by which it or its assets are bound, and (II) any such event or events described in (I) above shall in the reasonable judgment of the Banks have a material adverse effect on the business or financial condition of the Guarantor, or

               (f) An Event of Default specified in Article IX of the Agreement shall have occurred and be continuing, or

               (g)  The Guarantor shall (i) make a general
     assignment for the benefit of creditors, (ii) file a voluntary petition under any chapter or provision of Title 11 United States Code (Bankruptcy), as from time to time in effect (the "Bankruptcy Code") or a petition or answer seeking reorganization of the Guarantor or a readjustment of its indebtedness under the Bankruptcy Code or any other federal or state law providing for relief of debtors, reorganization, liquidation, or arrangements with creditors,
     (iii) consent to the appointment of a receiver or trustee of its properties, or (iv) cease to be or be unable to pay its debts generally as they become due, or

               (h) Relief shall be ordered against Guarantor as debtor in any involuntary case under the Bankruptcy Code, or a petition or proceedings for bankruptcy or for reorganization shall be filed against Guarantor under the Bankruptcy Code or any other federal or state law providing for relief of debtors, reorganization, liquidation, or arrangements with creditors, and Guarantor shall admit the material allegations thereof, or an order, judgment or decree entered therein shall not be vacated or stayed within thirty (30) days of its entry, or a receiver or trustee shall be appointed for the Guarantor or its properties or any part thereof and remain in possession thereof for thirty
     (30) days,

then, in any such event, and at any time thereafter, the Agent and/or the Banks may at their option, by written notice delivered or mailed to the Guarantor, do any one or more of the following:
(a) declare the Debt to be immediately due and payable, and upon any such declaration such indebtedness shall become and be forthwith due and payable by Guarantor without any further notice, presentment, or demand of any kind, all of which are expressly waived by the Guarantor, or (b) require the Guarantor to purchase the Debt at par value, without recourse, within ten
(10) days after such notice, by paying to the Agent, in immediately available U.S. funds, an amount equal to the unpaid principal amount then outstanding on the Notes and any other matured or unmatured Debt owing to the Banks, plus the unpaid accrued interest on the Notes at the rate or rates determined in accordance with the Agreement. The foregoing rights, powers, and remedies of the Agent and the Banks are not exclusive and are in addition to any and all other rights, powers, and remedies provided for hereunder (including, without limitation, under Section 13 hereof), at law, and/or in equity. The exercise by the Agent and/or the Banks of any right, power, or remedy shall not waive or preclude the exercise of any other rights, powers, and/or remedies.

               11. MISCELLANEOUS. The foregoing rights, powers, and remedies of the Agent and the Banks are not exclusive and are in addition to any and all other rights, powers, and remedies provided for hereunder, at law, and/or in equity. The exercise by the Agent and/or the Banks of any right, power, or remedy shall not waive or preclude the exercise of any other rights, powers, and/or remedies. This Guaranty shall bind Guarantor and its successors and assigns and shall inure to the benefit of the Agent and the Banks and their respective successors and assigns including (without limitation) each holder of any Note. The provisions of this Guaranty and the respective rights and duties of Guarantor and the Agent and/or the Banks hereunder shall be interpreted and determined in accordance with Ohio law, without regard to principles of conflict of laws. If at any time one or more provisions of this Guaranty is or becomes invalid, illegal or unenforceable in whole or in part, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Guaranty constitutes a final written expression of all of the terms of this Guaranty, is a complete and exclusive statement of those terms and supersedes all oral representations, negotiations, and prior writings, if any, with respect to the subject matter hereof. The relationship between Guarantor and the Agent and/or the Banks with respect to this Guaranty is and shall be solely that of debtor and creditor, respectively, and the Agent and/or the Banks have no fiduciary obligation to Guarantor with respect to this Guaranty or the transactions contemplated thereby. All representations and warranties of Guarantor shall survive the execution and delivery of this Guaranty and be and remain true and correct until this Guaranty is discharged. Captions herein are for convenient reference only and shall have no effect on the interpretation of any provision hereof.

               12. JURY TRIAL WAIVER. Guarantor waives the right to have a jury participate in resolving any dispute, whether sounding in contract, tort, or otherwise, between or among Guarantor and the Agent, the Banks, and/or Borrower arising out of or in connection with the Agreement, this Guaranty, or any other agreement, instrument or document executed or delivered in connection therewith or the transactions related thereto. This waiver shall not in any way affect, waive, limit, amend or modify the rights or powers of the Agent and/or the Banks to pursue remedies pursuant to any confession of judgment or cognovit provision contained in this instrument, any note or any other guaranty of payment, agreement, instrument or document related thereto.

               13. WARRANT OF ATTORNEY. Guarantor authorizes any attorney at law at any time or times to appear in any state or federal court of record in the United States of America after the Debt or any part thereof shall have become due and payable (whether the payment becomes due by lapse of time or by acceleration of maturity or otherwise) and in each case to waive the issuance and service of process, to admit the maturity of the Debt and the nonpayment thereof when due, to present each evidence of the Debt in question or any part thereof to the court and to certify the amount of the Debt then owing thereon, to confess judgment against Guarantor in favor of Banks for the amount of the Debt then appearing due, together with interest and costs of suit, and thereupon to release all errors and waive all rights of appeal and stay of execution. The foregoing warrant of attorney shall survive any judgment, and should any judgment be vacated for any reason Banks may nevertheless utilize the foregoing warrant of attorney in thereafter obtaining additional judgment or judgments against Guarantor. The Guarantor expressly authorizes any attorneys for the Agent and/or the Banks to receive compensation from the Agent and/or the Banks for services rendered in exercising the foregoing warrant of attorney and in the enforcement of any judgment obtained against the Guarantor in favor of the Agent and/or the Banks on this Guaranty, and the Guarantor expressly waives any conflict of interest to which any attorneys for the Agent and/or the Banks may be subject that may arise in connection with such attorneys exercising any of the rights and/or powers of the Agent and/or the Banks provided for herein or the enforcement of any judgment hereon in favor of Agent and/or the Banks.

               "WARNING--BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE."


Address:                         FOREST CITY ENTERPRISES,
                                   INC.
10800 Brookpark Road
Brooklyn, Ohio  44130            By:/s/ Thomas G. Smith
                                    Thomas G. Smith, Secretary